Exhibit 10.1

STOCK YARDS BANCORP, INC.

PERFORMANCE-VESTED STOCK UNIT
GRANT AGREEMENT

This is a Performance-Vested Stock Unit ("PSU") Grant Agreement (this "Agreement" or "Award") dated as of _____________________, 20___ (the "Grant Date"), is between Stock Yards Bancorp, Inc. (the "Company") and _______________________________ (the "Grantee").

RECITALS

A.	The Company adopted the Stock Yards Bancorp, Inc. 2015 Omnibus Equity Compensation Plan (the "Plan"). The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee").

B.	The Committee has designated the Grantee as a Participant in the Plan, and wishes to set forth in this Agreement the Grantee's right to receive up to that number of PSUs set forth herein. Each PSU represents the right to receive one share of the Company's Stock, subject to the terms and conditions set forth in this Agreement and the Plan.

AGREEMENTS

The Grantee and the Company agree as follows:

1.  Grant of PSUs. The Company grants to the Grantee _____________ PSUs (the "Maximum Number") on the terms and conditions set forth below and in the Plan.

2.  Transfer Restriction on PSUs. Until the delivery of shares of Company Stock with respect to the PSUs in accordance with the terms of this Award, the PSUs may not be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of, other than by will or pursuant to the applicable laws of descent and distribution. Any attempted sale, transfer, pledge, exchange, hypothecation or other disposition of the PSUs not specifically permitted by the Plan or this Award shall be null and void and without effect.

3.  Performance Restrictions; Vesting and Payment. Except as provided in Sections 4 or 5 below, if and to the extent that the performance criteria set forth on Exhibit A attached hereto are met as of the end of the Performance Period, as determined by the Committee, the resulting Applicable Percentage of the Maximum Number of PSUs shall vest and become nonforfeitable. Any PSUs that do not vest in accordance with the foregoing provisions of this Section 3 shall terminate as of the end of the Performance Period. The Applicable Percentage shall be determined by the Committee in March following the end of the Performance Period and applied to the Maximum Number then rounded down to a whole number of shares, and the resulting number of shares of Company Stock will be issued in satisfaction of the Award before the end of that month. Any such determination by the Committee shall be final and binding.

4.  Separation from Service Prior to the End of the Performance Period. In the event of the Grantee's Separation from Service prior to the end of the Performance Period, the following provisions shall apply:

4.1  Except as expressly provided below in Sections 4.2 or 5, in the event of the Grantee's Separation for any reason prior to the end of the Performance Period, the PSUs held by the Grantee shall be automatically forfeited by the Grantee as of the date of Grantee's Separation. Neither the Grantee nor any of the Grantee's successors, heirs, assigns or personal representatives shall have any rights or interests in any PSUs that are so forfeited.

4.2  Notwithstanding Section 4.1, if the Grantee experiences a Separation as the result of (i) the Grantee's death, (ii) Disability, or (iii) on or after age 60 when the Grantee has at least 10 years of service (a "Qualifying Termination"), a pro rata portion of the Company Stock with respect to the PSUs shall be issued at the time set forth in Section 3 above, as set forth below:

4.2.1  In the event of a Qualifying Termination prior to completion of the Performance Period, the Applicable Percentage of PSUs shall be determined through the end of the Performance Period in the same manner as it would for a Participant who is still in service on that date, but that percentage shall be subject to further adjustment equal to (i) the number of PSUs subject to the Award that would have vested in accordance with Section 3 above (assuming no Separation from Service had occurred), multiplied by (ii) a service fraction, the numerator of which is the number of full months the Grantee was employed or rendering services following the Grant Date through the date of the Grantee's Separation, and the denominator of which is the number of months in the Performance Period. Any PSUs that do not vest in accordance with the foregoing provisions of this Section 4.2.1 shall terminate and be forfeited as of the end of the Performance Period.

4.2.2  Notwithstanding Section 4.2.1, if a 409A Change (as defined below) occurs after a Qualifying Termination and prior to completion of the Performance Period, upon the date of the 409A Change, the Grantee shall vest in a prorated number of PSUs determined as described in Section 5 below, but multiplied by a service fraction, the numerator of which is the number of full months the Grantee was rendering services following the Grant Date through the date of the Grantee's Separation, and the denominator of which is the number of months in the Performance Period that expired between the Grant Date and the 409A Change. Such number of PSUs shall be paid in cash or by delivery of shares of stock as provided in Section 5 below. Any PSUs that do not vest under this provision shall terminate and be forfeited as of the date of the Change of Control.

5.  Change of Control. In the event a Change of Control which also constitutes a change in ownership or effective control or a change in ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Code (a "409A Change") occurs prior to both completion of the Performance Period and a Separation from Service (other than a Qualifying Termination, which shall be governed by Section 4.2.2 above), a number of PSUs shall become fully vested on the date of such 409A Change as if all performance were at the Target performance level set out on Exhibit A for the Performance Period. Absent a decision by the Committee consistent with Section 16.2 of the Plan to have the securities of the surviving entity resulting from the Change of Control substituted for the number of shares of Company Stock that would otherwise have been issued based on such vesting, each vested PSU shall be converted to cash based on the Fair Market Value received by shareholders of record for Company Stock in the Change of Control. Within 5 days after the 409A Change, such cash amount or the surviving company's stock (as the case may be) shall be paid or delivered to the Grantee. Any PSUs that do not vest under this provision shall terminate and be forfeited as of the date of the Change of Control.

6.  Tax Withholding. The Company (or Stock Yards Bank & Trust, as the employer) shall withhold from wages otherwise due, or retain from any payment to the Grantee in respect of the PSUs, or take such other action which Company deems necessary to satisfy any income or other tax withholding requirements as a result of the vesting of PSUs and issuance of Company Stock related thereto. Unless an affirmative election is made by the Participant before the end of the Performance Period (or Change of Control, if earlier) to (i) remit already-owned shares of Company Stock, (ii) remit a cash payment, (iii) to have amounts debited from other wages due, or (iv) some combination thereof, the Grantee shall be deemed to have elected to satisfy any federal and state tax withholding requirements through a reduction in the number of shares of Company Stock issuable upon vesting, equal to their Fair Market Value based on the amount of withholding taxes reasonably estimated by the Company to be due upon vesting.

7.  Delay in Payment to Specified Employees. Notwithstanding anything herein to the contrary, the date of delivery of Company Stock (or cash in lieu thereof if required hereby) to the Grantee shall be delayed if payment would otherwise be required hereunder after Separation from Service (other than on account of Death) and before 6 months have elapsed from the date of the Separation from Service, if the Grantee is a Specified Employee and the circumstances of payment require delay under 409A of the Code. "Specified Employee" shall have the meaning given in Treas. Reg. § 1.409A-1(i) (or any successor thereto) using the prior calendar year as the determination period.

8.  Definitions.

8.1  "Separation from Service" or simply "Separation" as used herein shall mean the date the Company and the Grantee reasonably anticipate that the Grantee will not perform any further services for the Company or any other entity considered a single employer with the Company under Section 414(b) or (c) of the Code (inserting in lieu of 80% each time it is used thereunder with 50%) (together referred to herein as the "Controlled Group"). A Grantee shall not be considered to have incurred a Separation if the Grantee changes to part-time status, or serves as both member of the Board of Directors and as an employee, and only one of those two service arrangements ends, such that vesting of PSUs will continue as long as one or the other service arrangement continues during a Performance Period. The Grantee will not be treated as having a Separation from Service while on military leave, sick leave or other bona fide leave of absence if the leave does not exceed six months or, if longer, the period during which the Grantee has a reemployment right with the corporation by statute or contract. If a bona fide leave of absence extends beyond six months, a Separation from Service will be deemed to occur on the first day after the end of such six-month period, or on the day after the Grantee's statutory or contractual reemployment right lapses, if later.

8.2  Capitalized terms used in this Agreement and not defined herein shall have the meanings given in the Plan.

9.  Restrictions Imposed by Law. Notwithstanding any other provision of this Agreement, the Grantee agrees that the Company will not be obligated to deliver any shares of Company Stock if counsel to the Company determines that such exercise, delivery or payment would violate any law or regulation of any governmental authority or any agreement between the Company and any national securities exchange upon which the Company Stock is listed.

10.  No Shareholder Status; No Dividends. The Grantee shall have no rights as a shareholder with respect to any PSUs or shares of Company Stock under this Agreement until such shares have been duly issued and delivered to the Grantee. No adjustment shall be made for dividends of any kind or description whatsoever or for distributions of other rights of any kind or description whatsoever respecting the shares prior to such issuance. Grantee shall have no Dividend Equivalent rights hereunder.

11.  Modification, Amendment and Cancellation. The Committee or Board of Directors of the Company shall have the right unilaterally to modify, amend or cancel this Award in accordance with the terms of the Plan. This Award shall be subject to adjustment for changes in the Company's capitalization as provided in the Plan.

12.  Provisions Consistent with Plan. This Agreement is intended to be construed to be consistent with, and is subject to, all applicable provisions of the Plan, including Section 8 thereof, and the Plan is incorporated herein by reference. In the event of a conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall prevail.

13.  Clawback. By accepting the grant made under this Agreement, the Grantee agrees that the Company may recover some or all of the Company Stock transferred to the Grantee under this Agreement, or recoup some or all of the value thereof via offset from other amounts owed to the Grantee by the Company or its affiliate bank, at any time in the three calendar years following such Company Stock's delivery to the Grantee, if and to the extent that the Company's compensation committee concludes that (i) federal or state law or the listing requirements of the exchange on which the Company's stock is listed for trading so require, (ii) the performance criteria required herein were not met, or not met to the extent necessary to support delivery of the same number of shares, or (iii) as required by Section 304 of the Sarbanes-Oxley Act of 2002, after a restatement of the Company's financial results as reported to the Securities and Exchange Commission. The Grantee agrees to promptly comply with any Company demand for recovery or recoupment.

14.  Post-Vesting Holding Requirement. By accepting delivery of any Company Stock (net of such shares withheld for taxes as provided in Section 6 above) at vesting of a PSU hereunder, the Grantee accepts and agrees to the following restriction on transfer of that Company Stock, for a period of 12 months following its issuance hereunder, or, if earlier, until the date that the Grantee incurs a Separation from Service (the "Holding Period"). During the Holding Period, the Grantee may not sell, assign, gift or otherwise transfer the Company Stock delivered hereunder, other than in connection with a Change of Control. The Company may hold the Grantee's issued Company Stock in escrow during this Holding Period, or may place a legend on such certificates, as it deems necessary or appropriate to enforce this holding requirement.

STOCK YARDS BANCORP, INC.

By:

Title:

Date:

GRANTEE:

Signature
Printed Name:

(acknowledging receipt and conditions set out above)

Date:

EXHIBIT A

PERFORMANCE-BASED VESTING

Subject to Sections 4 and 5 of this Grant Agreement, the PSUs shall vest and become nonforfeitable in the Applicable Percentage of the Maximum Number of PSUs. The Applicable Percentage shall range from 0-100% and shall be determined based on the Company's actual Three-Year Aggregate EPS for the Performance Period, plus the Company's Percentile ROAA Ranking for the Performance Period, with the portion of the Applicable Percentage related to each performance measure as set forth in the charts below:

Percentile ROAA Ranking	Applicable Percentage
Maximum: 90th or higher	50%
Target: 75th – 89th	20%
Threshold: 60th – 74th	8%
59th or below	0%

Plus

Three-Year Aggregate EPS	Applicable Percentage
Maximum: $____ or more	50%
Target: $____-$____	20%
Threshold: $____-$____	8%
Below $____	0%

For example, if at the end of the Performance Period the Committee determined that the Company ranked above the 90th percentile to peers in ROAA, and had Three-Year Aggregate EPS of $____, the Applicable Percentage would be 100% and the Maximum Number of PSUs would be converted to and paid in shares of Company Stock.

Any PSUs that do not vest based on the performance requirements set forth in this Exhibit A (and which have not previously terminated pursuant to the terms of the Grant Agreement) will automatically terminate as of the last day of the Performance Period.

For purposes of the Award, the following definitions shall apply:

•
"EPS" means the diluted earnings per share of the Company as determined for financial reporting purposes consistent with Financial Accounting Standard 128 (now ASC 260), excluding any acquisition costs and restructuring adjustments made to EPS as a result of a business combination that occurs during the Performance Period in accordance with Financial Accounting Standard 141 (revised; now ASC 805).

•	"Three-Year Aggregate EPS" means the total of the Company's EPS in each of the years in the Performance Period.

•
"Percentile Ranking" means the percentile ranking of the simple average of the Company's Return on Average Assets (ROAA) for the years in the Performance Period, as compared to the simple average ROAA of all public banks with between $___ billion and $___ billion in total assets, as measured and published by SNL Financial or its successor.

•	"Performance Period" means the period commencing on the January 1 immediately prior to the Grant Date and ending three years thereafter.

•
"ROAA" or Return on Average Assets" means the Company's (or peer companies') net income divided by average assets for a calendar year, with average assets determined based on assets as of the same reporting periods for the Company as is used in determining average assets in SNL Financial's rankings each year.

The Committee shall make all determinations regarding the achievement of Percentile ROAA Ranking and Three-Year Aggregate EPS based on Company financial statements as filed with the Securities and Exchange Commission, and the peer group rankings based on publicly available information, and the determination of the Committee shall be final and binding on all parties.

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